Exhibit 99.26(d)(23)

Variable Group Universal Life Certificate of Insurance Securian Life Insurance Company • A Stock Company [400 Robert Street North • St. Paul, Minnesota 55101-2098]

Read Your Certificate Carefully

You are insured under the group policy shown on the specifications page attached to this certificate. This certificate summarizes the principal provisions of the group policy that affect you. Every provision of the group policy which affects your insurance is summarized in this certificate. Nothing in the group policy will invalidate or impair the rights granted to you by this certificate or by law. You may also examine the group policy at the principal office of the policyholder during regular working hours.

Free Look

It is important to us that you are satisfied with this certificate after it is issued. If you are not satisfied with this certificate you may return it to us or our agent within 10 days after you receive it. You may also cancel this certificate by delivering or mailing a written notice to Securian Life Insurance Company (Securian Life), 400 Robert Street North, St. Paul, Minnesota 55101-2098 and returning the certificate before midnight of the 10th day after you receive this certificate. Notice given by mail and return of the certificate by mail are effective on being postmarked, properly addressed and postage prepaid. If you return the certificate, you will receive, within 7 days of the date we receive a notice of cancellation, a full refund of any premiums you have paid.

[/s/ Gary R. Christensen	/s/ Christopher M. Hilger
Secretary	President]

FOR OPTION A, THE INITIAL DEATH BENEFIT WILL EQUAL THE FACE AMOUNT SHOWN ON THE SPECIFICATIONS PAGE ATTACHED TO THIS CERTIFICATE. FOR OPTION B, THE INITIAL DEATH BENEFIT WILL EQUAL THE FACE AMOUNT SHOWN ON THE SPECIFICATIONS PAGE ATTACHED TO THIS CERTIFICATE PLUS THE INITIAL ACCOUNT VALUE, IF ANY. FOR OPTION B, THEREAFTER, THE DEATH BENEFIT MAY INCREASE OR DECREASE DEPENDING UPON SEPARATE ACCOUNT INVESTMENT EXPERIENCE.

THE ACCOUNT VALUE UNDER THIS CERTIFICATE WILL VARY FROM DAY TO DAY. IT MAY INCREASE OR DECREASE DEPENDING UPON SEPARATE ACCOUNT INVESTMENT EXPERIENCE, THERE IS NO GUARANTEED MINIMUM ACCOUNT VALUE.

TABLE OF CONTENTS

[Definitions	2
General Information	3
Death Benefit	4
Payment of Proceeds	5
Premiums	5
Policy Charges	6
Separate Account	7
Exchange Privilege	9
Paid-Up Insurance Option	9
Account Values	10
Surrenders and Withdrawals	10
Reports	11
Loans	11
Termination	12
Conversion Right	13
Additional Information	14]

VARIABLE GROUP UNIVERSAL LIFE INSURANCE

Definitions

account value

The sum of the values under the separate account, the guaranteed account and the loan principal of this certificate. They are identified as the separate account value, the guaranteed account value, and the loan principal, respectively.

actively at work

To be actively at work for the purposes of the group policy, you must be currently working at your employer’s normal place of business at least [20] hours a week. A person is not considered actively-at-work if not at work due to illness or injury. Unless otherwise specified in this certificate, you must continue to meet the actively at work requirements as specified in this certificate for your coverage to remain in force.

age

Your age at last birthday.

[associated company

Any company which is a subsidiary or affiliate of the policyholder which is designated by the policyholder and agreed to by us to participate under the group policy.]

certificate anniversary

The same day in each succeeding year as the certificate date.

certificate date

The first day of the calendar month on or following a certificate’s effective date of coverage. This is the date from which we determine certificate monthly anniversaries, certificate months and certificate years.

certificate month

A calendar month in which insurance is provided under this certificate.

certificate year

A period of twelve consecutive months, measured from the certificate date and each successive certificate anniversary, during which coverage is provided under this certificate.

[earnings]

[An employee’s basic rate of compensation not including commissions, overtime, premium pay, bonuses, or any other additional compensation.]

eligible insured

You are an eligible insured if you:

(1)         [are under age 70; and

(2)         were actively at work for each of the 4 weeks immediately prior to the date your application for coverage under the group policy is approved by us; and

(3)         are identified by the policyholder as a person eligible to be insured under the Policyholder’s policy.]

face amount

The face amount of insurance on your life as shown on the specifications page attached to this certificate.

fund

The mutual fund or separate investment portfolio within a series mutual fund which we designate as an eligible investment for the separate account and its sub-accounts.

general account

All assets of Securian Life other than those in the separate account or in other separate accounts established by us.

guaranteed account

Assets other than the loan principal that are held in our general account and attributable to certificates issued under the group policy, and others of its class.

guaranteed account value

The sum of all net premiums and transfers allocated to the guaranteed account and interest and experience credits declared thereon, minus amounts transferred to the separate account or removed in connection with a withdrawal or loan and minus charges assessed against the guaranteed account value.

insured

An eligible insured who becomes insured under this certificate.

lapse

Termination of insurance coverage under this certificate due to non-payment of a premium during its grace period in an amount that, after the deduction of premium expense charges, is sufficient to cover the monthly deductions due at the time we provide notice of the lapse.

loan principal

The portion of the general account which is attributable to loans under this certificate.

monthly anniversary

The same date in each succeeding month as the certificate date.

net cash value

The account value under this certificate, less any outstanding loan principal and accrued loan interest charges and any charges over due, plus accrued loan interest credits. It is the amount you may obtain through surrender of this certificate. The cash surrender value of a certificate will be determined as often as any certificate values vary, but at least monthly.

net premium

The premium less premium expense charges deducted from the premium. The net premium is the amount or amounts which are allocated to the guaranteed account and/or the separate account on your behalf.

owner

An owner of a certificate issued under the group policy.

planned premium

A planned premium is a premium set and paid on a periodic basis. The amount of the planned premium is shown on the specifications page attached to this certificate. The amount and frequency of the planned premium can be changed; however, the actual amount and frequency of premium payments will affect the account values and term of insurance.

policyholder

The owner of the group policy, as specified and as identified on the specifications page attached to this certificate.

separate account

The separate investment account created by us to receive and invest net premiums received for this certificate. The particular separate account for this certificate is the Securian Life Variable Universal Life Account. We established this separate account for this class of policies under Minnesota Law. The separate account is composed of several sub-accounts. We own the assets of the separate account. However, those assets not in excess of separate account liabilities are not subject to claims arising out of any other business in which we engage.

separate account value

The sum of all sub-account values.

[spouse

Your legally married spouse, civil union or registered domestic partner as recognized under the laws of the jurisdiction of celebration.

Spouse does not include any person who is eligible as an employee.]

sub-account

One or more sub-accounts constituting the separate account.

sub-account value

The current number of sub-account units credited to your certificate multiplied by the current sub-account unit value.

unit

A measure of the owner’s interest in a sub-account of the separate account.

valuation date

Any date on which a fund is valued.

valuation period

The period between successive valuation dates measured from the time of one determination to the next.

we, our, us

Securian Life Insurance Company.

you, your

The owner of this certificate named on the application.

General Information

What is your agreement with us?

This certificate and your signed application attached to this certificate contain the entire contract between you and us. Any statements you make in your signed application will be considered representations and not warranties. Also, any statement you make will not be used to void this certificate nor will it be used in our defense if we refuse to pay a claim under this certificate unless the statement is contained in your signed application.

No change or waiver of any provisions of the group policy, or any certificate issued under it, will be valid unless made in writing by us and signed by our president, a vice-president, our secretary, or an assistant secretary. No agent or other person has the authority to change or waive any provision of the group policy, or of any certificate issued under it. The rights of the policyholder, owner, insured or beneficiary shall not be affected by any provision not contained in the group policy, riders or amendments thereto signed by the policyholder and Securian Life.

When does insurance become effective?

Insurance becomes effective on the date that all of the following conditions have been met:

(1)         a prospective insured meets all eligibility requirements; and

(2)         if required, the owner applies for the insurance on forms which are approved by us; and

(3)         we are satisfied with the prospective insured’s evidence of insurability, if we require evidence; and

(4)         we receive the required premium.

This effective date is shown on the specifications page attached to the owner’s certificate.

May the group policy be amended?

The consent of the owners and insureds is not required to amend the group policy or any certificate issued thereunder if the amendment concerns only administrative changes to the group policy. However, signed acceptance by owners or insureds is required for any amendment made after the effective date of the group policy which reduces or eliminates coverage for such owners or insureds and for which the owner or insured is making all required premium contributions. Any amendment will be without prejudice to any claim in connection with a loss sustained prior to the effective date of the amendment.

What is the actively at work requirement?

To be eligible to become insured or to receive an increase in the amount of insurance, you must be actively at work performing your customary duties at your employer’s normal place of business, or at other places your employer’s business requires you to travel.

If you are not actively at work on the date coverage would otherwise begin, or on the date an increase in your amount of insurance would otherwise be effective, you will not be eligible for the coverage or increase until you return to active work. However, if the absence is on a non-work day, coverage will not be delayed provided you were actively at work on the work day immediately preceding the non-work day.

Except as otherwise provided for in this certificate, you are eligible to continue to be insured only while you remain actively at work.

When will we require evidence of insurability?

Evidence of insurability will be required if:

(1)	the amount of insurance requested is greater than the Maximum Guaranteed Issue amount shown on the specifications page attached to this certificate; or
(2)	the insurance is contributory and you do not enroll within [31 days] from the date you are first eligible; or
(3)	the insurance for which you previously enrolled did not go into effect or was terminated because you failed to make a required premium contribution; or
(4)	during a previous period of eligibility, you failed to submit evidence of insurability or that which was submitted was not satisfactory to us; or
(5)	[you are covered by an individual policy issued under the terms of the conversion privilege section, unless you cancel the individual policy without claim.]

Death Benefit

What is the amount of the death benefit?

[The amount of the death benefit depends on whether Option A or Option B is selected by the policyholder as the death benefit option under the group policy. Option A is a level death benefit. Option B is an increasing death benefit. The death benefit option selected by the policyholder will be the death benefit option for all certificates issued under the group policy. The death benefit option is shown on your certificate specifications page and will not change.]

Option A — Level Death Benefit

The amount of the death benefit for Option A is:

(1)         the greater of the face amount of insurance on the date of death or the minimum death benefit on the date of death; plus

(2)         any premium received after the date of death; minus

(3)         any unpaid monthly deductions due through the month in which death occurs, and any loan principal and accrued loan interest charges.

Option B — Increasing Death Benefit

The amount of the death benefit for Option B is:

(1)         the greater of the face amount of insurance on the date of death plus the account value as of the date of death, or the minimum death benefit on the date of death; plus

(2)         any premium received after the date of death; plus

(3)         any accrued loan interest credits; minus

(4)         any unpaid monthly deductions due through the month in which death occurs, and any loan principal and accrued loan interest charges.

We intend for each certificate under the group policy to qualify as a life insurance policy as defined by Section 7702 of the Internal Revenue Code. We reserve the right to increase the face amount of insurance, limit the amount of premium we will accept or refund cash value in order to maintain such qualification.

What is the minimum death benefit?

The minimum death benefit is an amount determined by us that is required to preserve the qualification of the certificate as a life insurance policy as defined by Section 7702 of the Internal Revenue Code. The minimum death benefit is a percentage of the account value. The percentage depends on the test used in determining the qualification of life insurance. If the Cash Value Accumulation test is used, the percentage is identified in Table B (tobacco use as appropriate). If the Guideline Premium/Cash Value Corridor test is used, the percentage is identified in Table D. We reserve the right to change Table B.

Can the owner change the death benefit option?

[No.]

What is the face amount of insurance on the life of the insured employee?

The face amount of insurance on the life of the insured employee is as shown on the specifications page attached to this certificate.

May the face amount of insurance change?

[Yes. The owner may apply at any time for a change through a written request in compliance with the limitations on the specifications page attached to this certificate. If an increase in the current face amount is applied for, we reserve the right to require evidence of insurability from the insured employee.

If a decrease in the current face amount is requested, we will grant the request. However, the amount of insurance may not be reduced to less than the Minimum Face Amount shown on the specifications page attached to this certificate. If following a decrease in face amount, this certificate would not comply with the maximum premium limitations required by federal law, the decrease may be limited or net cash value may be returned to the owner (at the owner’s election), to the extent necessary to meet these requirements.]

When will changes in the face amount of insurance become effective?

Increases are effective on the monthly anniversary on or following the date we approve the change, or any other date mutually agreed upon between the policyholder and us.

[Decreases in the face amount of insurance are effective on the monthly certificate anniversary on or following receipt by us of your written request.] However, if the owner requests that the decrease become effective on a specified future date, we will make the decrease effective on the certificate monthly anniversary on or next following the date requested.

When will the death benefit be paid?

We will pay the death benefit upon due proof of death (typically a certified copy of the insured’s death certificate), that the insured employee died while insured under this certificate.

We will pay interest on the death benefit from the date of the insured employee’s death until the date of payment.

Interest shall be computed daily at an annual rate determined by us, but never less than [3%] per year compounded annually, and shall be added to and be a part of the total sum paid.

Payment of Proceeds

To whom will we pay the death benefit?

We will pay the death proceeds to the beneficiary or beneficiaries who are named in the owner’s application unless the owner subsequently changes the beneficiary. In that event, we will pay the death proceeds to the beneficiary named in the owner’s last change of beneficiary request as provided for in this certificate.

What happens if one or all of the beneficiaries die before the insured?

If a beneficiary dies before the insured employee, that beneficiary’s interest in this certificate ends with that beneficiary’s death. Only those beneficiaries who survive the insured employee will be eligible to share in the proceeds. If no beneficiary survives the insured employee, we will pay the proceeds according to the following order of priority:

(1)         [the insured employee’s lawful [spouse], if living, otherwise;

(2)         the insured employee’s natural or legally adopted child(children) in equal shares, if living, otherwise;

(3)         the insured employee’s parents in equal shares, if living, otherwise;

(4)         the personal representative of the insured employee’s estate.]

May the owner change the beneficiary?

If the owner has reserved the right to change the beneficiary, the owner may file a written request with us to change the beneficiary. If the owner has not reserved the right to change the beneficiary, the written consent of the irrevocable beneficiary will be required. The owner’s written request will be effective on the date it is signed by the owner, subject to its receipt in our home office.

However, if the insured dies before the request has been so recorded, the request will not be effective as to those proceeds we have paid before the owner’s request was so recorded.

Can proceeds be paid in other than a single sum?

Yes. The beneficiary can elect any of the settlement options offered by us at the time of the insured employee’s death.

Upon the insured employee’s death, if a settlement option other than lump sum payment has been requested, a guaranteed settlement illustration will be sent to the insured’s beneficiary. This guaranteed settlement illustration will be based on the settlement option selected and the proceeds payable at the time of the insured employee’s death. The annuity table utilized for the settlement options tables is the 1983 IAM-Table A.

Examples of the four available settlement options are shown as part of this certificate. The settlement option examples attached to this certificate are intended as generic examples of the available options and are not intended to be specific to the insured employee’s coverage.

Premiums

When and how often are premiums due?

A premium must be paid to put this certificate in force. This initial premium must be of an amount that, after the deduction of premium expense charges, will cover the first month’s deductions. Premiums paid after the initial premium may be in any amount. A premium must be paid at such time when there is insufficient net cash value to pay the monthly deductions necessary to keep this certificate in force. Additional, premium contributions are nonforfeitable after crediting.

Is there a grace period for the payment of premiums?

This certificate has a 61-day grace period. The grace period will start on the day we mail the owner a notice of lapse. This will notify the owner that the certificate will lapse if the premium amount specified in the notice is not paid by the end of the grace period and the net cash value is insufficient to cover the monthly deduction. We will mail this notice on any certificate monthly anniversary date when the net cash value for the insured under this certificate is insufficient to cover the monthly deduction. This certificate of insurance will remain in effect during the 61-day grace period. If sufficient premium is not paid by the end of the grace period, the insured’s coverage with insufficient net cash value will lapse at the end of that 61-day period. The grace period does not apply to the first premium payment.

What is the amount of the death benefit during the grace period?

The death benefit amount under the death benefit option in effect for this certificate at the time of the insured’s death will be paid if death occurs during the grace period.

Policy Charges

What type of charges are there under this certificate?

Charges under this certificate are those which we deduct from premium payments, (premium expense charges) and those which we deduct from the account value under this certificate, (account value charges).

What charges are deducted from premium payments?

From premiums paid, we will deduct the following premium expense charges: (1) a sales charge; (2) a premium tax charge; and (3) a federal tax charge. The remaining amount, or net premium, will be allocated to the guaranteed account and/or sub-accounts of the separate account, as directed by the owner, and become part of this certificate’s net cash value.

(1)	The sales charge is for distribution expenses. This sales charge shall not exceed [five] percent of each premium paid.
(2)

The premium tax charge is to compensate us for the premium tax we pay to state and local governments, and such other charges or expenses as we may incur, including guaranty fund assessments. This charge is currently [two] percent. The charge is not guaranteed and may be increased in the future, but only as necessary to cover our premium taxes and other charges or expenses. This premium tax charge shall not exceed [four] percent of each premium paid.

(3)

The federal tax charge is to compensate us for the corporate federal income taxes that result from a sale of this certificate. The federal tax charge is [1.25] percent of each premium paid if the policy is deemed to be an individual contract under the Omnibus Budget Reconciliation Act of 1990, as amended, and [0.25] percent if deemed a group contract under that Act.

What charges are deducted from the account value of this certificate?

From the net cash value of this certificate, we will deduct a monthly deduction and any applicable transaction charges as account value charges. If the net cash value is insufficient to cover the account value charges, this certificate will lapse unless sufficient payment is received within the grace period.

The monthly deduction will be the sum of: (1) the administration charge; (2) the cost of insurance charge; and (3) the charge for any additional benefits provided by certificate supplement. The monthly deduction will be deducted on the certificate date and on each succeeding certificate monthly anniversary.

(1)	The administration charge is for administrative expenses, including those attributable to the records we create and maintain for this certificate. The maximum administration charge is [$4] per month.
(2)

The cost of insurance charge is for providing the death benefit under this certificate. The charge is calculated by multiplying the net amount at risk (the net amount at risk for this certificate is the difference between the death benefit and the account value) under this certificate by a cost of insurance rate which varies with the insured’s age and rate class. The rate is guaranteed not to exceed rates determined on the basis of the 2001 Commissioners Standard Ordinary, 80% male, age at last birthday mortality table (nicotine distinct or uni-nicotine, as appropriate). The group policy charges described as Table A attached herein are maximum cost of insurance rates.

(3)	The charge for any additional benefits, if any, is for providing the coverages offered by certificate supplement(s).

Transaction charges are to compensate us for the administrative costs incurred in processing a transaction. Currently, a transaction charge applies to each withdrawal. The amount of the charge is [the lesser of $25 or two percent] of the amount withdrawn. We may also deduct a charge for any transfer of funds between the guaranteed account and the separate account or among the sub-accounts of the separate account. The amount charged will not exceed $10. Transaction charges will be deducted at the end of the day on which the transaction occurs.

Account value charges will be deducted from the guaranteed account value and the separate account value in the same proportion that those values bear to each other and, as to the separate account value, from each sub-account in the proportion that the sub-account value of each such sub-account bears to the separate account value.

How do we determine the cost of insurance?

The cost of insurance on the life of an [employee or spouse] for a certificate month is equal to a rate multiplied by the net amount at risk for this certificate. The rate is based on the [employee’s or spouse’s] age and rate class. The rate is subject to change, but will never exceed the maximums shown in Table A. These maximum rates are based on the 2001 CSO 80% male, age at last birthday table for nicotine distinct or uni-nicotine as appropriate. The calculation of the net amount at risk depends on the death benefit option in effect for a certificate as follows:

Option A - Level Death Benefit

The net amount at risk is equal to:

(1)         the greater of the face amount of insurance or the minimum death benefit; minus

(2)         the account value immediately prior to the deduction of the cost of insurance.

Option B - Increasing Death Benefit

The net amount at risk is equal to the greater of:

(1)         the face amount of insurance; or

(2)         the minimum death benefit minus the account value immediately prior to the deduction of the cost of insurance.

May charges be assessed against the separate account assets?

Yes. We reserve the right to charge or make provision for income taxes payable by us based on separate account assets.

Can charges under the group policy change?

Yes. Changes in the sales charge, premium tax charge, federal tax charge, monthly administration charge, withdrawal charge, transfer charge and cost of insurance rate will be made by class and will be based on changes in future expectations of investment earnings, mortality, persistency and expenses. These charges will be reviewed annually to determine if any adjustments should be made and whenever the policy cost factors for new issues are changed.

Separate Account

How was the separate account established?

We established the separate account in accordance with certain provisions of Minnesota insurance law.

What is the purpose of the separate account?

The purpose of the separate account is to hold assets attributable to the variable portion of the group policy and others of its class.

What separate account options are available?

The separate account is divided into sub-accounts. Those available to this certificate are listed on the specifications page attached to this certificate. Net premiums will be allocated to the various sub-accounts of the separate account or any other sub-accounts which we may add in the future, as elected by the owner of this certificate. We reserve the right to add, combine or remove any sub-accounts of the separate account.

What are the investments of the separate account?

For each sub-account, there is a fund for the investment of that sub-account’s assets. The assets of the sub-accounts are invested in the funds at net asset value. If investment in a fund should no longer be possible or if we determine it becomes inappropriate for the certificates of this class, we may substitute another fund. Substitution may be with respect to both existing certificate values and future premiums. The investment policy of the separate account may not be changed, however, without the approval of any applicable regulatory authorities.

What changes may we make to the separate account?

We reserve the right to transfer assets of the separate account which we determine to be associated with the class of policies to which the group policy belongs, to another separate account. If such a transfer is made, the term “separate account” as used in this certificate, shall then mean the separate account to which the assets are transferred. A transfer of this kind may require the advance approval of state regulatory authorities.

When permitted by law, we reserve the right to:

(1)         restrict or eliminate any voting right of owners or other persons who have voting rights as to the separate account; and

(2)         combine the separate account with one or more other separate accounts; and

(3)         de-register the separate account under the Investment Company Act of 1940.

How are net premiums allocated?

Net premiums are allocated to the guaranteed account and/or to the sub-accounts of the separate account. The initial allocation elected is indicated in your application for this certificate of insurance issued under the group policy. Allocations may be changed for future premiums. The owner may do this by giving us a written request or through any other method made available by us under the group policy. A change will not take effect until it is recorded by us in our home office.

Allocations must be expressed in whole percentages. The allocation to the guaranteed account or to any sub-account of the separate account must be at least [ten] percent of the net premium. We reserve the right to restrict the allocation of premium to the guaranteed account. If we do so, no more than [fifty] percent of the net premium may be allocated to the guaranteed account. In the event of a material change in the investment policy of the separate account, all net premiums may be allocated to the guaranteed account.

We reserve the right to delay the allocation of net premiums to named sub-accounts. Such a delay will be for the free look period of 10 days after you receive this certificate. This right will be exercised by us only when we believe economic conditions make such a delay necessary to reduce market risk during the free look period of this certificate. If we exercise this right, net premiums will be allocated to the money market sub-account until the end of that period.

What is a transfer?

A transfer is a reallocation of the net cash value between the guaranteed account and the separate account or among the sub-accounts of the separate account for a given owner.

May the owner make transfers of amounts under this certificate?

Yes. Transfers from a sub-account of the separate account or from the guaranteed account may be made in writing, by telephone, or through any other method made available by us under the policy. For transfers out of the separate account or among the sub-accounts of the separate account, we will credit and cancel units based on the sub-account unit values as of the end of the valuation period during which the owner’s request is received at our home office. For transfers out of the guaranteed account, a dollar amount will be transferred based on the owner’s guaranteed account value at the time of transfer.

Are there limitations on transfers?

Yes. Only one transfer may be made under this certificate each certificate month. The amount to be transferred to or from a sub-account of the separate account or the guaranteed account must be at least [$250]. If the balance in the guaranteed account or in the sub-account from which the transfer is to be made is less than [$250], the entire account value attributable to that sub-account or the guaranteed account must be transferred. If a transfer would reduce the account value in the sub-account from which the transfer is to be made to less than [$250], we reserve the right to include that remaining amount in the sub-account with the amount transferred.

The maximum amount of net cash value to be transferred out of the guaranteed account to the sub-accounts of the separate account is limited to [twenty] percent (or [$250] if greater) of the guaranteed account value. Transfers to or from the guaranteed account may be limited to [one] such transfer per certificate year.

We may modify the transfer privilege in the future by changing the minimum amount transferable (not to be less than $100 nor more than $500), by imposing a transfer charge (not to exceed $10), by prohibiting transfers out of the guaranteed account, or in such other manner as we may determine at our discretion.

How are units determined?

The number of units credited with respect to each net premium payment is determined by dividing the portion of the net premium payment allocated to each sub-account by the then current unit value for that sub-account. This determination is made as of the end of the valuation period during which the premium is received at our home office. Once determined, the number of units will not be affected by changes in the unit value.

How are units increased or decreased?

The number of units credited to a sub-account under this certificate will be increased by the allocation of subsequent net premiums, policy experience credits, loan repayments, loan interest credits and transfers to that sub-account. The number of units credited to a sub-account under this certificate will be decreased by deductions to that sub-account, loans and loan interest charges, transfers from that sub-account and withdrawals from that sub-account. The number of sub-account units will decrease to zero on certificate termination.

How is a unit valued?

The unit value will increase or decrease on each valuation date. The amount of any increase or decrease will depend on the net investment experience of the sub-accounts of the separate account. The value of a unit for each sub-account was originally set at $1.00 on the first valuation date. For any subsequent valuation date, its value is equal to its value on the preceding valuation date multiplied by the net investment factor for that sub-account for the valuation period ending on the subsequent valuation date.

What is the net investment factor for each sub-account?

The net investment factor is a measure of the net investment experience of a sub-account during the valuation period.

The net investment factor for a valuation period is the gross investment rate for such valuation period, less a deduction for the charges under this certificate which are assessed against separate account assets. The gross investment rate is equal to:

(1)         the net asset value per share of a fund share held in the sub-account of the separate account determined at the end of the current valuation period; plus

(2)         the per-share amount of any dividend or capital gain distributions by the fund if the “ex-dividend” date occurs during the current valuation period; divided by

(3)         the net asset value per share of that fund share held in the sub-account determined at the end of the preceding valuation period.

We reserve the right to deduct a charge against the separate account assets, or make other provisions for, any additional tax liability we may incur with respect to the separate account or the policies, to the extent that those liabilities exceed the amounts recovered through the deduction from premiums for premium taxes and federal taxes.

Exchange Privilege

Can the owner transfer all sub-account values under this certificate to the guaranteed account within the first 18 months?

Yes. Within the first 18 policy months of the effective date of coverage under this certificate, an owner may transfer all sub-account values under this certificate to the guaranteed account, without transfer or other restrictions, provided this certificate is in force and the required premiums are fully paid.

Can the owner exchange all sub-account values under this certificate to the guaranteed account if there is a material change to the investment policy of the separate account?

Yes. If there is a material change to the investment policy of the separate account, an owner may transfer all sub-account values under this certificate to the guaranteed account without transfer or other restrictions provided this certificate is in force and the required premiums are fully paid.

Paid-Up Insurance Option

What is the paid-up insurance option?

Once per certificate year, an owner can apply his or her cash surrender value to purchase guaranteed fixed paid-up insurance under this certificate. If the owner applies his or her cash surrender value to purchase guaranteed fixed paid-up insurance under this certificate, we will terminate the owner’s insurance provided under his or her original certificate and issue a new certificate specifications page showing the guaranteed fixed paid-up insurance. Insurance on any dependents insured by certificate supplement will terminate and such insurance can be converted to a policy of individual life insurance according to the conversion provisions of the certificate supplement.

The death benefit provided by the guaranteed fixed paid-up coverage will be determined as follows:

(1)	We will calculate the net cash value of this certificate on the date of the change. This will be the initial cash value of the guaranteed fixed paid-up coverage.
(2)	The amount of the paid-up death benefit will be determined by multiplying the net cash value by a paid-up insurance factor. The minimum paid-up insurance factors are shown in Table C.
(3)	The minimum cash value of the paid-up death benefit is determined by dividing the paid-up death benefit by the factor in Table C for the insured’s attained age.

The net amount at risk provided by the guaranteed fixed paid-up coverage may not exceed the net amount at risk immediately prior to the exercise of this paid-up option. We reserve the right to return any excess net cash value and/or reduce the death benefit in order to achieve this.

Paid-up insurance terminates at age 95.

A detailed statement of the method of computation of cash surrender values and other nonforfeiture benefits is on file with the Superintendent of Insurance for the State of New York.

In no event will we be liable under the original and the guaranteed fixed paid-up coverages.

Account Values

Will the owner have access to the net cash value?

Yes. The owner has access to this certificate’s net cash value. The net cash value is the account value of this certificate, less the loan principal and accrued loan interest charges and any charges overdue, plus accrued loan interest credits. The net cash value is the amount the owner may apply to purchase guaranteed fixed paid-up insurance under this certificate.

How is the account value determined?

The account value is determined separately for this certificate. It is the sum of the values under the separate account, the guaranteed account and the loan principal of this certificate.

The separate account value is the sum of units of each sub-account, credited to this certificate, multiplied by the unit value for that sub-account. Once determined, the number of units credited to a sub-account under an owner’s certificate will not be affected by changes in the unit value. However, the number of units will be increased by the allocation of subsequent net premiums, policy experience credits, loan repayments, loan interest credits and transfers to that sub-account. The number of units credited to a sub-account under an owner’s certificate will be decreased by deductions to that sub-account, loans and loan interest charges, transfers from that sub-account and withdrawals from that sub-account. The number of sub-account units will decrease to zero on a certificate termination.

Is the separate account value guaranteed?

No. The separate account value of this certificate is not guaranteed. The assets of the separate account will be valued as often as any certificate values vary, but at least monthly.

Is the guaranteed account value guaranteed?

Yes. The guaranteed account value of this certificate is guaranteed by us. It cannot be reduced by the investment experience of the guaranteed account.

Is interest credited on the guaranteed account value?

Yes. Interest is credited on the guaranteed account value of this certificate. Interest is credited daily at a rate of not less than [1.5] percent per year, compounded annually. We guarantee this minimum rate for the life of this certificate.

May additional interest be credited on the guaranteed account?

Yes. As conditions permit, we may credit additional amounts of interest to the guaranteed account value.

Surrenders and Withdrawals

May this certificate be surrendered?

Yes. The owner of this certificate may request the surrender of this certificate at any time while the insured under this certificate is living.

What is the surrender value of this certificate?

The surrender value of this certificate is the net cash value.

The determination of the surrender value is made as of the end of the valuation period during which we receive the surrender request at our home office.

The cash surrender values and nonforfeiture benefits available under the group policy are not less than the minimum values and benefits required by any statute of the state in which the group policy is delivered. Any certificate delivered or deemed to be delivered in New York must comply with New York requirements.

The cash surrender value of a certificate will be furnished to the owner within twenty business days from the date of written request.

A detailed statement of the method of computation of cash surrender values and other nonforfeiture benefits is on file with the Superintendent of Insurance for the State of New York.

Is a withdrawal permitted?

Yes. The owner may make a withdrawal of the net cash value under this certificate. The amount of a withdrawal must be [$500] or more and it cannot exceed 100% of the net cash value of this certificate. A withdrawal will cause a decrease in the face amount equal to the amount withdrawn under this certificate if the current death benefit option is Option A. A withdrawal has no effect on the face amount of insurance under this certificate if the current death benefit option is Option B. However, since the account value is reduced by the amount of the withdrawal, the death benefit under Option B will be reduced by this same amount at the time of the withdrawal. We reserve the right to change the minimum amount for withdrawals or limit the number of times the owner may make a withdrawal.

May the owner direct us as to how withdrawals will be taken from the net cash value?

Yes. The owner may tell us the sub-accounts from which a withdrawal is to be taken or whether it is to be taken in whole or in part from the guaranteed account. If the owner does not direct us as to how withdrawals will be taken, they will be deducted from the guaranteed account value and separate account value in the same proportion that those values bear to each other and, as to the separate account value from each sub-account in the proportion that the sub-account value of each such sub-account bears to the separate account value. We reserve the right to restrict or prohibit withdrawals from the guaranteed account.

Reports

Will you receive an annual statement of account?

Yes. You will receive an annual statement of account that shows the following:

(1)         The total of all premiums paid and their allocations;

(2)         The policy charges;

(3)         The amount of any withdrawals;

(4)         The net cash value;

(5)         The amount of any loans outstanding against the account value;

(6)         The current death benefit;

(7)         The beginning and ending account values;

(8)         The investment gain or loss; and

(9)         Any other information required by the State of New York Superintendent of Insurance.

Loans

Can the owner borrow against the net cash value?

Yes. The owner may borrow an amount of at least [$100] and up to the maximum loan amount. This amount is determined as of the date we receive the request for a loan. Requests may be made in writing, by telephone, or through any other method made available by us under the group policy. This certificate will be the only security required for a loan. We will charge interest on the loan principal in arrears.

When a loan is to come from the guaranteed account value, we have the right to postpone a loan for up to six months.

If we have not mailed or delivered the loan amount requested by the owner, up to a maximum of the loan value of his or her certificate, within 10 days of receipt of the loan request in our home office, we will pay interest on the loan amount. Interest will be at an annual rate determined by us, but never less than [3%]. Interest is calculated starting on the date the loan request is received in our home office and will be due starting on the tenth day following receipt of the loan request in our home office unless the amount of interest is less than $25.00, in which case, no interest is payable.

What is the maximum loan amount available for a loan on this certificate?

The total amount available for a loan under any certificate is (a) minus (b), where (a) is ninety percent of the account value and (b) is the loan principal plus accrued loan interest charges. The maximum loan amount will be determined as of the date we receive the owner’s request for a loan at our home office.

What is the effect of a loan?

When a loan is taken on this certificate, we will reduce the net cash value of this certificate by the amount borrowed. This determination will be made as of the end of the valuation period during which the loan request is received at our home office. The amount borrowed continues to be a part of the account value, as the amount borrowed becomes part of the loan principal where it will accrue loan interest credit, and will be held in our general account.

How does a loan reduce net cash value on this certificate?

Unless the owner directs us otherwise, the loan will be taken from this certificate’s guaranteed account value and separate account value in the same proportion that those values bear to each other and, as to the separate account value, from each sub-account in the proportion that the sub-account value of each such sub-account bears to the separate account value. The number of units to be cancelled will be based upon the value of the units as of the end of the valuation period during which the loan request is received at our home office.

The net cash value of this certificate may decrease from day to day. The net cash value will decrease by the same amount of any decrease in account value or increase in the amount borrowed or increase in the difference between the accrued loan interest charges and the accrued loan interest credits. If this certificate has a loan principal and no net cash value, this certificate will lapse.

What is the interest rate charged on the loan principal?

The interest rate charged on the loan principal will be [eight] percent per year.

The accrued loan interest charges on the loan principal will reduce the net cash value. Loan interest charges are due at the end of the certificate month. If the accrued loan interest charges are not paid at the end of the certificate month, this interest will be deducted from the account value and added to the loan principal and charged the same rate of interest as the loan principal in effect.

What is the interest rate credited to this certificate as a result of a loan?

Interest credits which accrue on the loan principal shall be at a rate not less than [six] percent per year.

When are loan interest credits and loan interest charges allocated to this certificate?

Loan interest charges and loan interest credits are allocated monthly, at loan repayment, at certificate surrender and at death. Loan interest charges and loan interest credits are allocated to this certificate’s guaranteed account value and separate account value in the same proportion that those values bear to each other and, as to the separate account value, to each sub-account in the proportion that the sub-account value of each such sub-account bears to the separate account value.

When and in what amount should loan repayments be made?

The principal and the accrued loan interest charges may be repaid in full or in part at any time before the insured’s death so long as the insurance coverage under this certificate is in force. The loan may also be repaid within 60 days after the date of the insured’s death, if we have not paid any of the death benefits under this certificate. Any loan repayment must be at least [$100] unless the balance due is less than [$100].

How do loan repayments affect the loan principal and the guaranteed account value?

Loan repayments are allocated to the guaranteed account value and increase the net cash value of a certificate by the amount of the loan repayment. The loan repayment will be applied first to reduce the amount of accrued loan interest charges. Any remaining portion of the repayment will then be used to reduce the loan principal.

What happens if a loan on this certificate is not repaid?

If this certificate has a loan principal, this certificate will remain in force so long as it has sufficient net cash value. If it does not have sufficient cash value, it will lapse.

In this event, to keep this certificate in force, the owner will have to make a loan repayment. We will give the owner notice of our intent to terminate this certificate and the loan repayment required to keep it in force. The time for repayment will be within 61 days after our mailing of the warning notice of lapse.

Any loan outstanding at the time of the insured’s death will reduce the death benefit and cash value.

Termination

Can group insurance coverage be continued once your eligibility ends?

Yes. If your eligibility under the group policy ends, your current group coverage may continue [unless the group policy has terminated or been amended to terminate your insurance and there is a successor plan for the terminated insurance. Successor plan shall mean another insurer’s insurance policy(ies) with a cash accumulation feature or an annuity contract(s) that replaces the insurance provided under the group policy.]

Insurance for an owner who meets these requirements will be automatically continued. We will bill the owner and all future premium payments will be paid directly to us.

The face amount of insurance will not change unless you request a change. We reserve the right to alter the administration charge not to exceed [$4.00] per month and the monthly cost of insurance up to the maximum in Table A if the insurance is continued.

When does a certificate of insurance under the group policy terminate?

The insurance on the life of an insured will terminate on the earliest of:

(1)         61 days after we mail a warning notice of lapse on a certificate monthly anniversary in which the net cash value is insufficient to pay for the monthly deduction and no premium is paid during the grace period; or

(2)         the date the group policy terminates, unless continuation is in effect or available; or

(3)         the date the owner surrenders this certificate or requests that we terminate the insurance; or

(4)         the 95th birthday of the insured; or

(5)         the group policy is amended to terminated insurance for the insured unless continuation is in effect or available.

When does an insured’s certificate under the group policy mature?

An insured’s certificate under the group policy matures in an amount equal to the certificate’s net cash value upon the insured’s 95th birthday.

Will the owner of this certificate receive notice prior to the termination of insurance?

If the owner’s insurance will be terminated because the net cash value is less than that required to pay the monthly deductions, we will give the owner at least 61 days prior written notice before terminating the insurance.

Can insurance on the life on an insured be reinstated after termination?

Insurance terminated due to the insufficiency of the net cash value to pay the monthly deduction may be reinstated. Reinstatement must occur while the insured is living, the group policy remains in force and any time within three years from the date of lapse. Reinstatement is made by payment of an amount that, after the deduction of percentage-of-premium charges, is large enough to cover all monthly deductions which have accrued on this certificate up to the effective date of reinstatement plus the monthly deductions for the two months following the effective date of reinstatement. If any loans and loan interest charges are not repaid, this indebtedness will be reinstated along with the insurance. No evidence of the insured’s insurability will be required during the first 31 days following lapse, but will be required from the 32nd day to 3 years from the date of lapse.

When does the group policy terminate?

The policyholder may terminate the group policy by giving us 31 days prior written notice. We reserve the right to terminate the group policy on the earliest of the following to occur:

(1)         [the aggregate face amount for all certificates under the policy decreases by 10% in any 12 month period or below $1,000,000; or

(2)         the number of certificates under the group policy decreases by 10% in any 12 month period or below 25; or

(3)         61 days after we provide notice of our intent to terminate the group policy.]

No individual may become insured under the group policy after the effective date of such a notice of termination.

What happens to account values at group policy termination?

Account values attributable to the separate account will be valued as of the close of business on the distribution date or dates mutually agreed upon by the policyholder and us. For account values attributable to the guaranteed account, we reserve the right to delay the distribution for up to six months. This delayed distribution does not in any way continue or extend any insurance that has otherwise terminated due to termination of the group policy.

Conversion Right

What is the conversion privilege?

If your eligibility ends or the group policy terminates, the insured/owner may convert the insurance under this certificate to a new individual life insurance policy with Securian Life or one of its associated companies. The insured/owner cannot convert to an individual policy and continue his or her group insurance under this certificate.

[Also, if any portion of your insurance is reduced on or after the attainment of age sixty in any increment or series of increments totaling twenty percent or more of the amount of insurance in force under the group policy prior to the first reduction at age sixty, you can convert the amount of the reduction to a new individual life insurance policy.]

[If you have received accelerated payment of the full amount of your death benefit, any child dependent insured under your certificate will be allowed to convert any such insurance to a policy of individual life insurance with Securian Life or one of its associated companies.]

You may convert your insurance to any type of individual policy of life insurance then customarily issued by us or by one of our associated companies. The individual policy will not include any additional benefits, including, but not limited to, any disability benefits, accidental death and dismemberment benefits or accelerated benefits.

Can you continue the group life insurance provided by your certificate prior to conversion?

Yes. If an insured/owner is eligible to convert the insurance under the group policy, the insured/owner may elect to continue such insurance under the group policy prior to converting to an individual policy by paying premiums directly to us. The insured/owner may continue such group life insurance for a period of up to one year at which time he or she may convert such insurance to an individual policy of permanent insurance with Securian Life or one of its associated companies. Such conversion shall be subject to the rest of this conversion privilege section. [Except for insurance that is eligible for conversion as a result of a reduction due to the age of the insured], insurance may be continued beyond one year according to the terms of the section entitled “Can group insurance coverage be continued once the insured’s eligibility ends?”. The cost of insurance and administration fee for this continued coverage may be higher.

When must election to continue or convert insurance be made?

You will be notified of your right to continue or convert the group life insurance provided by the insured’s certificate. If notification is made within 15 days before or after the event that results in termination or reduction of the group life coverage, you will have 31 days from the date the insurance terminates to elect continuation or conversion. If the notice is given more than 15 days but less than 90 days after the event, the time allowed for the exercise of the continuation or conversion privilege shall be extended to 45 days after such notice is sent. If notice is not given within 90 days, the time allowed for the exercise of the continuation or conversion privilege expires 90 days after the terminating event. Such notice shall be mailed to you at your last known address.

The continuation or conversion privilege is not available if your coverage under the group policy terminates due to your failure to make, when due, required premium contributions.

How do you convert the group life insurance provided by your certificate?

You convert the group life insurance provided by your certificate by applying for an individual policy and paying the first premium within the time period allowed for such election. No evidence of insurability will be required.

How is the premium for the individual policy determined?

We base the premium for the individual policy on the plan of insurance, the insured’s age, and the class of risk to which the insured belongs on the date of the conversion.

What happens if you die during the period allowed for conversion?

If you die during the period allowed for conversion, we will pay a death benefit regardless of whether or not an application for coverage under an individual policy has been submitted. The death benefit will be the amount of insurance the insured would have been eligible to convert under the terms of the conversion privilege section.

We will return any premium paid for an individual policy to your beneficiary named under the group policy. In no event will we be liable under both the group policy and the individual policy.

Additional Information

May the owner assign any interest under this certificate?

[Yes. The assignment must be in writing and filed at our home office. We assume no responsibility for the validity or effect of any assignment. Any claim made by an assignee will be subject to proof of the assignee’s interest and the extent of the assignment.]

What if your age is misstated?

If your age has been misstated, the death benefit and account value will be adjusted. The adjustment will be the difference between two amounts accumulated with interest. These two amounts are:

(1)         the monthly cost of insurance charges that were paid; and

(2)         the monthly cost of insurance charges that should have been paid based on the insured’s correct age.

The interest rates used are the rates that were used in accumulating the guaranteed account values.

When does an insured’s insurance become incontestable?

After the insurance has been in force during the insured’s lifetime for a two year period from the certificate date, we cannot contest the insurance for any loss that is incurred more than two years after the certificate date, unless the net cash value has dropped below the amount necessary to pay the cost of insurance on the insured’s life. However, if there has been an increase in the amount of insurance for which we required evidence of insurability, then, to the extent of the increase, any loss which occurs within two years of the effective date of the increase will be contestable.

[Is there a suicide exclusion?]

[If you die by suicide within two years of the certificate date, our liability will be limited to an amount equal to the premiums paid for you. If there has been an increase in the face amount of insurance for which we required evidence of insurability, and if you die by suicide within two years of the effective date of the increase, our liability with respect to that increase will be limited to the cost of insurance charge attributable to such increase. The suicide exclusion period does not begin again upon reinstatement of your insurance, if your insurance has been reinstated.]

Does the owner have any additional voting rights?

Yes. If the owner has separate account units under this certificate, the owner may direct us with respect to the voting rights of fund shares held by us and attributable to this certificate.

Could the payment of certificate proceeds be postponed?

Normally, we will pay any proceeds within seven days after our receipt of all the documents required for such a payment. Other than the death proceeds, which are determined as of the date of death of the insured, the amount of payment will be determined as of the end of the valuation period during which a request is received at our home office. If such payments are based upon values which do not depend on the investment performance of the separate account, however, we reserve the right to defer payments, including loans, for up to six months from the date of the owner’s request. In that case, if we postpone a payment other than a loan payment for more than 31 days, we will pay the owner interest at the greater of [three] percent per year or the rate required by law for the period beyond that time that payment is postponed. For payments based on account values which do depend on the investment performance of the separate account, we may defer payment only: (a) for any period during which the New York Stock Exchange is closed for trading (except for normal holiday closing); or (b) when the Securities and Exchange Commission has determined that a state of emergency exists which may make such payment impractical.

Will the provisions of this certificate conform with state law?

Yes. If any provision in this certificate is in conflict with the laws of the state governing this certificate, the provision will be deemed to be amended to conform to such laws.

Could any payments made under this certificate be subject to claims of creditors?

To the extent permitted by law, neither the group policy, certificates issued under the group policy, nor any payment thereunder will be subject to the claims of creditors or to any legal process.

Who has ownership of the group policy?

The policyholder shown on the specifications page attached to this certificate owns the group policy. The rights and benefits under the certificates are that of the owners of the certificates and of the insureds and beneficiaries as set forth in the group policy and in the certificates. In the event of a conflict between the group policy and a certificate of insurance issued hereunder, the terms of the certificate of insurance will govern.

Are policy changes limited?

We reserve the right to limit the number of changes to one per certificate year and to restrict such changes in the first certificate year. For this purpose, changes include increases or decreases in the face amount of insurance.

Will a certificate of insurance be provided for each insured?

Yes. Within 30 days of the effective date of an owner’s insurance, we will furnish the owner with a certificate of insurance.

Does ownership of this certificate entitle you to membership in the Minnesota Mutual Companies, Inc.?

No. The ultimate parent company of Securian Life Insurance Company is Minnesota Mutual Companies, Inc., a mutual insurance holding company. This certificate does not entitle you to any holding company membership rights.

TABLE A

SECURIAN LIFE INSURANCE COMPANY

Guaranteed Maximum Monthly Cost of Insurance Rates

per $1,000 Net Amount at Risk

NICOTINE DISTINCT

Attained	Maximum Monthly Cost of Insurance Rate
Age *	Non-Nicotine	Nicotine

15	0.050	0.050
16	0.058	0.065
17	0.065	0.077
18	0.068	0.085
19	0.070	0.091

20	0.071	0.097
21	0.071	0.102
22	0.072	0.106
23	0.073	0.112
24	0.073	0.118

25	0.075	0.124
26	0.078	0.131
27	0.081	0.136
28	0.080	0.137
29	0.079	0.138

30	0.078	0.138
31	0.078	0.140
32	0.080	0.143
33	0.083	0.149
34	0.086	0.156

35	0.090	0.163
36	0.095	0.173
37	0.101	0.185
38	0.107	0.198
39	0.113	0.213

40	0.122	0.230
41	0.132	0.251
42	0.144	0.276
43	0.158	0.306
44	0.175	0.339

45	0.193	0.373
46	0.211	0.408
47	0.227	0.440
48	0.241	0.467
49	0.258	0.501

50	0.280	0.542
51	0.307	0.593
52	0.338	0.655
53	0.375	0.727
54	0.420	0.811

55	0.470	0.900
56	0.523	0.994
57	0.574	1.082
58	0.626	1.167
59	0.685	1.265

60	0.756	1.382
61	0.841	1.523
62	0.939	1.683
63	1.045	1.853
64	1.157	2.024

65	1.273	2.193
66	1.392	2.361
67	1.518	2.533
68	1.651	2.711
69	1.799	2.906

70	1.972	3.129
71	2.180	3.400
72	2.421	3.709
73	2.676	4.025
74	2.949	4.366

75	3.247	4.740
76	3.581	5.153
77	3.966	5.623
78	4.408	6.156
79	4.899	6.738

80	5.453	7.388
81	6.065	8.095
82	6.709	8.820
83	7.405	9.584
84	8.173	10.431

85	9.008	11.350
86	9.928	12.348
87	10.943	13.434
88	12.009	14.545
89	13.099	15.641

90	14.088	16.569
91	15.018	17.385
92	16.092	18.327
93	17.328	19.392
94	18.742	20.680

* This is the insured employee’s attained age as of the last certificate anniversary.

TABLE A

SECURIAN LIFE INSURANCE COMPANY

Guaranteed Maximum Monthly Cost of Insurance Rates

per $1,000 Net Amount at Risk

UNI-NICOTINE

Attained	Maximum Monthly Cost of
Age*	Insurance Rate

15	0.050
16	0.059
17	0.067
18	0.071
19	0.073

20	0.074
21	0.076
22	0.077
23	0.078
24	0.079

25	0.082
26	0.086
27	0.088
28	0.088
29	0.088

30	0.088
31	0.088
32	0.089
33	0.092
34	0.095

35	0.099
36	0.105
37	0.112
38	0.119
39	0.128

40	0.137
41	0.148
42	0.163
43	0.179
44	0.198

45	0.218
46	0.238
47	0.256
48	0.272
49	0.291

50	0.314
51	0.344
52	0.379
53	0.421
54	0.470

55	0.524
56	0.583
57	0.638
58	0.693
59	0.757

60	0.832
61	0.923
62	1.027
63	1.139
64	1.258

65	1.380
66	1.504
67	1.635
68	1.773
69	1.925

70	2.100
71	2.312
72	2.556
73	2.813
74	3.089

75	3.393
76	3.731
77	4.121
78	4.568
79	5.063

80	5.622
81	6.238
82	6.883
83	7.578
84	8.348

85	9.182
86	10.102
87	11.113
88	12.174
89	13.254

90	14.226
91	15.137
92	16.193
93	17.408
94	18.808

* This is the insured employee’s attained age as of the last certificate anniversary.

TABLE B

SECURIAN LIFE INSURANCE COMPANY

Example of Expected Annual Mortality Rates per 1,000 for a Representative Group

	Male Base	Improvement Factors		Female Mortality	Adjusted
Age	Mortality	Male	Female	Ratio	Mortality
20	0.89	1.000	1.000	0.596	0.74
21	0.90	1.000	1.000	0.600	0.75
22	0.91	1.000	1.000	0.604	0.76
23	0.91	1.000	1.000	0.604	0.76
24	0.92	1.000	1.000	0.598	0.76

25	0.92	1.000	1.000	0.598	0.76
26	0.93	1.000	1.000	0.602	0.77
27	0.94	1.000	1.000	0.596	0.78
28	0.95	1.000	1.000	0.600	0.79
29	0.96	1.000	1.000	0.604	0.80

30	0.96	1.000	1.000	0.604	0.80
31	0.97	1.000	1.000	0.598	0.81
32	0.98	1.000	1.000	0.602	0.82
33	1.00	1.000	1.000	0.600	0.83
34	1.03	1.000	1.000	0.602	0.86

35	1.12	0.967	0.943	0.616	0.90
36	1.19	0.967	0.943	0.613	0.96
37	1.27	0.967	0.943	0.614	1.02
38	1.35	0.967	0.943	0.622	1.09
39	1.44	0.967	0.943	0.611	1.16

40	1.66	0.886	0.906	0.584	1.22
41	1.75	0.886	0.906	0.589	1.29
42	1.84	0.886	0.906	0.587	1.36
43	1.94	0.886	0.906	0.588	1.43
44	2.04	0.886	0.906	0.588	1.50

45	2.32	0.822	0.931	0.530	1.59
46	2.45	0.822	0.931	0.531	1.68
47	2.57	0.822	0.931	0.530	1.76
48	2.71	0.822	0.931	0.531	1.86
49	2.90	0.822	0.931	0.531	1.99

50	3.27	0.786	0.843	0.560	2.14
51	3.58	0.786	0.843	0.559	2.34
52	3.94	0.786	0.843	0.559	2.60
53	4.45	0.786	0.843	0.560	2.91
54	5.05	0.786	0.843	0.558	3.30

55	5.05	0.901	0.920	0.588	3.79
56	5.83	0.901	0.920	0.587	4.37
57	6.66	0.901	0.920	0.587	4.99
58	7.49	0.901	0.920	0.587	5.61
59	8.38	0.901	0.920	0.587	6.28

60	10.41	0.812	0.911	0.534	7.03
61	11.52	0.812	0.911	0.535	7.78
62	12.69	0.812	0.911	0.534	8.57
63	13.90	0.812	0.911	0.535	9.39
64	15.17	0.812	0.911	0.535	10.25

65	16.24	0.824	0.988	0.501	11.14
66	17.56	0.812	0.911	0.501	12.05
67	18.90	0.812	0.911	0.501	12.97
68	20.62	0.812	0.911	0.501	14.15
69	23.04	0.812	0.911	0.501	15.81

70	25.12	0.876	0.973	0.540	18.30
71	29.92	0.812	0.911	0.540	21.80
72	36.77	0.812	0.911	0.540	26.79
73	43.62	0.812	0.911	0.540	31.78
74	50.47	0.812	0.911	0.540	36.78

75	52.15	0.963	1.000	0.578	41.77
76	58.38	0.963	1.000	0.578	46.76
77	64.42	0.963	1.000	0.578	51.60
78	71.16	0.963	1.000	0.578	56.99
79	79.99	0.963	1.000	0.578	64.06

80	88.00	1.000	1.000	0.600	73.22
81	102.00	1.000	1.000	0.600	84.86
82	116.00	1.000	1.000	0.600	96.51
83	128.00	1.000	1.000	0.600	106.50
84	140.00	1.000	1.000	0.600	116.48

85	152.00	1.000	1.000	0.600	126.46
86	164.00	1.000	1.000	0.600	136.45
87	176.00	1.000	1.000	0.600	146.43
88	189.00	1.000	1.000	0.600	157.25
89	202.80	1.000	1.000	0.600	168.73

90	223.08	1.000	1.000	0.600	185.60
91	245.39	1.000	1.000	0.600	204.16
92	269.93	1.000	1.000	0.600	224.58
93	296.92	1.000	1.000	0.600	247.04
94	326.61	1.000	1.000	0.600	271.74

Adjusted Mortality = Male Base Mortality x 1.00 Occupational Factor x 1.04 Geographic Factor x ((Percent Male x Male Improvement Factor) + (Percent Female x Female Improvement Factor x Ratio of Female Mortality to Male Mortality))

TABLE C

SECURIAN LIFE INSURANCE COMPANY

Cost of Insurance Rates for Set of Factors Producing Lowest Rates

per $1,000 Net Amount at Risk

NICOTINE DISTINCT

Attained	Monthly Rate
Age *	Non-Nicotine	Nicotine

0	0.04	0.05
1	0.04	0.06
2	0.04	0.06
3	0.04	0.06
4	0.04	0.06

5	0.04	0.06
6	0.04	0.06
7	0.04	0.06
8	0.04	0.06
9	0.04	0.06

10	0.04	0.06
11	0.04	0.06
12	0.04	0.06
13	0.04	0.06
14	0.04	0.06

15	0.04	0.06
16	0.04	0.06
17	0.04	0.06
18	0.04	0.06
19	0.04	0.06

20	0.04	0.06
21	0.04	0.06
22	0.04	0.06
23	0.04	0.06
24	0.04	0.06

25	0.04	0.06
26	0.05	0.07
27	0.05	0.07
28	0.05	0.07
29	0.05	0.07

30	0.05	0.07
31	0.05	0.07
32	0.05	0.07
33	0.05	0.07
34	0.05	0.07

35	0.05	0.07
36	0.06	0.08
37	0.06	0.09
38	0.06	0.09
39	0.07	0.10

40	0.07	0.11
41	0.07	0.12
42	0.08	0.13
43	0.08	0.14
44	0.08	0.15

45	0.09	0.16
46	0.09	0.17
47	0.10	0.18
48	0.10	0.19
49	0.11	0.21

50	0.12	0.23
51	0.13	0.25
52	0.15	0.28
53	0.17	0.31
54	0.19	0.36

55	0.21	0.41
56	0.25	0.47
57	0.29	0.54
58	0.32	0.60
59	0.36	0.67

60	0.41	0.74
61	0.46	0.81
62	0.50	0.88
63	0.56	0.93
64	0.61	1.03

65	0.67	1.11
66	0.72	1.19
67	0.78	1.26
68	0.85	1.35
69	0.95	1.49

70	1.09	1.67
71	1.30	1.96
72	1.60	2.38
73	1.90	2.78
74	2.20	3.16

75	2.51	3.53
76	2.81	3.90
77	3.10	4.25
78	3.43	4.64
79	3.86	5.16

80	4.43	5.83
81	5.14	6.68
82	5.86	7.51
83	6.48	8.20
84	7.12	8.86

85	7.75	9.51
86	8.40	10.11
87	9.05	10.70
88	9.76	11.32
89	10.51	11.95

90	11.61	12.94
91	12.82	14.00
92	14.16	15.14
93	15.65	16.36
94	17.25	17.68

* This is the insured employee’s attained age as of the last certificate anniversary.

TABLE C

SECURIAN LIFE INSURANCE COMPANY

Cost of Insurance Rates for Set of Factors Producing Lowest Rates

per $1,000 Net Amount at Risk

UNI-NICOTINE

Attained	Monthly Cost of
Age*	Insurance Rate

0	0.05
1	0.05
2	0.05
3	0.05
4	0.05

5	0.05
6	0.05
7	0.05
8	0.05
9	0.05

10	0.05
11	0.05
12	0.05
13	0.05
14	0.05

15	0.05
16	0.05
17	0.05
18	0.05
19	0.05

20	0.05
21	0.05
22	0.05
23	0.05
24	0.05

25	0.05
26	0.05
27	0.05
28	0.05
29	0.05

30	0.05
31	0.05
32	0.05
33	0.05
34	0.05

35	0.06
36	0.06
37	0.06
38	0.07
39	0.07

40	0.08
41	0.08
42	0.08
43	0.09
44	0.09

45	0.10
46	0.10
47	0.11
48	0.12
49	0.12

50	0.14
51	0.15
52	0.17
53	0.19
54	0.21

55	0.24
56	0.29
57	0.32
58	0.36
59	0.41

60	0.46
61	0.51
62	0.56
63	0.61
64	0.67

65	0.73
66	0.79
67	0.85
68	0.93
69	1.03

70	1.20
71	1.42
72	1.75
73	2.06
74	2.38

75	2.69
76	3.01
77	3.31
78	3.66
79	4.10

80	4.69
81	5.42
82	6.17
83	6.80
84	7.44

85	8.08
86	8.72
87	9.35
88	10.05
89	10.78

90	11.86
91	13.04
92	14.35
93	15.78
94	17.36

This is the insured employee’s attained age as of the last certificate anniversary.

TABLE D

SECURIAN LIFE INSURANCE COMPANY

Guaranteed Fixed Paid-Up Factors

on a Nicotine-Distinct Basis

	Minimum
Attained	Death Benefit
Age	Non-Nicotine	Nicotine

15	9.86710	7.94983
16	9.53618	7.67468
17	9.22218	7.41643
18	8.92227	7.17167
19	8.63280	6.93760

20	8.35204	6.71231
21	8.07913	6.49529
22	7.81338	6.28574
23	7.55522	6.08300
24	7.30448	5.88734

25	7.06100	5.69868
26	6.82502	5.51637
27	6.59704	5.34035
28	6.37639	5.16985
29	6.16153	5.00365

30	5.95242	4.84170
31	5.74903	4.68395
32	5.55156	4.53051
33	5.36039	4.38160
34	5.17553	4.23749

35	4.99696	4.09811
36	4.82461	3.96338
37	4.65840	3.83340
38	4.49819	3.70812
39	4.34369	3.58746

40	4.19477	3.47122
41	4.05141	3.35945
42	3.91351	3.25213
43	3.78110	3.14930
44	3.65401	3.05096

45	3.53215	2.95699
46	3.41525	2.86704
47	3.30302	2.78082
48	3.19495	2.69784
49	3.09063	2.61757

50	2.99009	2.54020
51	2.89338	2.46577
52	2.80053	2.39447
53	2.71153	2.32638
54	2.62632	2.26151

55	2.54497	2.19992
56	2.46734	2.14138
57	2.39316	2.08569
58	2.32208	2.03234
59	2.25379	1.98101

60	2.18828	1.93176
61	2.12559	1.88471
62	2.06582	1.84003
63	2.00895	1.79776
64	1.95481	1.75773

65	1.90319	1.71967
66	1.85385	1.68327
67	1.80656	1.64825
68	1.76115	1.61446
69	1.71748	1.58174

70	1.67551	1.55008
71	1.63529	1.51954
72	1.59694	1.49032
73	1.56053	1.46250
74	1.52584	1.43586

75	1.49274	1.41031
76	1.46111	1.38583
77	1.43093	1.36239
78	1.40223	1.34005
79	1.37505	1.31885

80	1.34931	1.29876
81	1.32501	1.27979
82	1.30206	1.26187
83	1.28022	1.24477
84	1.25935	1.22832

85	1.23934	1.21249
86	1.22001	1.19716
87	1.20121	1.18220
88	1.18273	1.16740
89	1.16414	1.15235

90	1.14485	1.13639
91	1.12387	1.11841
92	1.10015	1.09721
93	1.07268	1.07162
94	1.04000	1.04000

95	0.00000	0.00000

TABLE D

SECURIAN LIFE INSURANCE COMPANY

Guaranteed Fixed Paid-Up Factors

on a Uni-Nicotine Basis

Minimum
Attained	Death Benefit
Age	Uni-Nicotine

15	9.55676
16	9.23459
17	8.92940
18	8.63843
19	8.35814

20	8.08679
21	7.82297
22	7.56704
23	7.31830
24	7.07659

25	6.84218
26	6.61522
27	6.39614
28	6.18393
29	5.97746

30	5.77638
31	5.58093
32	5.39102
33	5.20701
34	5.02893

35	4.85677
36	4.69048
37	4.53014
38	4.37560
39	4.22672

40	4.08333
41	3.94524
42	3.81250
43	3.68505
44	3.56285

45	3.44567
46	3.33332
47	3.22552
48	3.12166
49	3.02138

50	2.92468
51	2.83161
52	2.74230
53	2.65670
54	2.57484

55	2.49670
56	2.42215
57	2.35099
58	2.28278
59	2.21721

60	2.15427
61	2.09403
62	2.03660
63	1.98196
64	1.92996

65	1.88038
66	1.83300
67	1.78755
68	1.74389
69	1.70185

70	1.66139
71	1.62255
72	1.58549
73	1.55023
74	1.51660

75	1.48446
76	1.45373
77	1.42437
78	1.39644
79	1.36996

80	1.34487
81	1.32116
82	1.29875
83	1.27741
84	1.25699

85	1.23738
86	1.21842
87	1.19996
88	1.18177
89	1.16346

90	1.14440
91	1.12361
92	1.10001
93	1.07263
94	1.04000

95	0.00000

TABLE E

SECURIAN LIFE INSURANCE COMPANY

Minimum Death Benefit as a Percentage of Account Value

on a Nicotine-Distinct Basis for the Cash Value Accumulation Test

	Minimum
Attained	Death Benefit
Age	Non-Nicotine	Nicotine

15	968%	780%
16	935%	753%
17	905%	727%
18	875%	703%
19	847%	680%

20	819%	658%
21	793%	637%
22	766%	616%
23	741%	597%
24	717%	577%

25	693%	559%
26	670%	541%
27	647%	524%
28	626%	507%
29	604%	491%

30	584%	475%
31	564%	459%
32	545%	444%
33	526%	430%
34	508%	416%

35	490%	402%
36	473%	389%
37	457%	376%
38	441%	364%
39	426%	352%

40	412%	340%
41	397%	329%
42	384%	319%
43	371%	309%
44	358%	299%

45	347%	290%
46	335%	281%
47	324%	273%
48	313%	265%
49	303%	257%

50	293%	249%
51	284%	242%
52	275%	235%
53	266%	228%
54	258%	222%

55	250%	216%
56	242%	210%
57	235%	205%
58	228%	199%
59	221%	194%

60	215%	189%
61	209%	185%
62	203%	180%
63	197%	176%
64	192%	172%

65	187%	169%
66	182%	165%
67	177%	162%
68	173%	158%
69	169%	155%

70	164%	152%
71	160%	149%
72	157%	146%
73	153%	143%
74	150%	141%

75	147%	138%
76	143%	136%
77	140%	134%
78	138%	131%
79	135%	129%

80	133%	127%
81	130%	126%
82	128%	124%
83	126%	122%
84	124%	121%

85	122%	119%
86	120%	118%
87	118%	116%
88	116%	115%
89	115%	113%

90	113%	112%
91	111%	110%
92	109%	109%
93	106%	106%
94	104%	103%

TABLE E

SECURIAN LIFE INSURANCE COMPANY

Minimum Death Benefit as a Percentage of Account Value

on a Uni-Nicotine Basis for the Cash Value Accumulation Test

Minimum
Attained	Death Benefit
Age	Uni-Nicotine

15	937%
16	906%
17	876%
18	847%
19	820%

20	793%
21	767%
22	742%
23	718%
24	694%

25	671%
26	649%
27	627%
28	607%
29	586%

30	567%
31	547%
32	529%
33	511%
34	493%

35	476%
36	460%
37	444%
38	429%
39	415%

40	401%
41	387%
42	374%
43	362%
44	350%

45	338%
46	327%
47	316%
48	306%
49	296%

50	287%
51	278%
52	269%
53	261%
54	253%

55	245%
56	238%
57	231%
58	224%
59	218%

60	211%
61	205%
62	200%
63	194%
64	189%

65	185%
66	180%
67	175%
68	171%
69	167%

70	163%
71	159%
72	156%
73	152%
74	149%

75	146%
76	143%
77	140%
78	137%
79	135%

80	132%
81	130%
82	128%
83	126%
84	124%

85	122%
86	120%
87	118%
88	116%
89	115%

90	113%
91	111%
92	109%
93	106%
94	104%

Interest Payment Settlement Options Illustration

Variable Group Universal Life

The beneficiary is entitled to receive payment of the insurance in a lump sum payment or in any one of the available settlement options. The guaranteed interest rate is based on [3%]. The current rate is subject to change at any time but never less than the guaranteed rate.

Payment of interest on the proceeds at such times and for a period as may be agreed upon between the owner of a certificate and us. Withdrawal of proceeds may be made in amounts of at least [$500]. At the end of the period, any remaining proceeds will be paid in either a single sum or under any other method we approve.

Principal Held At Interest (Withdrawable): Principal will be held by the Company at interest for [2 years, 5 years or for your lifetime,] with interest payable monthly, quarterly, semi-annually or annually. Or the interest could be added to the principal sum and bear interest at the same rate. Interest would be considered “withdrawable”. Withdrawable would mean that any accruing interest would be reportable for tax purposes. You would, also, have the option of withdrawing the funds at any time without any interest penalty.

Fixed Period Annuity Settlement Options Illustration

Variable Group Universal Life

The beneficiary is entitled to receive payment of the insurance in a lump sum payment or in any one of the available settlement options. The guaranteed interest rate is based on [3%]. The current rate is subject to change at any time but never less than the guaranteed rate.

An annuity payable in monthly installments for a specified number of years, from one to twenty years.

Principal & Interest Paid In Monthly Payments (Specific Number of Years): Principal and interest would be held by the Company to be paid in monthly installments for a specific number of years. The following is based on the guaranteed rate. (Benefits may be higher based on the rates currently offered by the company.) The monthly payment for each $1,000 of insurance would be:

Years Payable	Monthly Payment per $1,000

1	$85.15
2	43.42
3	29.52
4	22.58
5	18.42
10	10.12
15	7.40
20	6.06

Life Annuity Settlement Options

Variable Group Universal Life

The beneficiary is entitled to receive payment of the insurance in a lump sum payment or in any one of the available settlement options. The guaranteed interest rate is based on [3%]. The current rate is subject to change at any time but never less than the guaranteed rate.

An annuity payable monthly for the lifetime of the annuitant and ending with the last monthly payment due prior to the annuitant’s death.

Annuity: Principal would be used to purchase an annuity. Monthly installments would be payable to you for as long as you live. You may choose varying periods certain. In which case, if you should die prior to the period certain, the commuted value of the remaining payments certain would be payable to your beneficiary. Monthly payments are dependent upon your date of birth.

Example:

If the insured elects an annuity as his/her settlement option, the monthly benefit would be calculated in the following manner:

The principal amount is multiplied by the factor found on the attached table and divided by 1,000.

For example, assume an annuitant, age 55 with $20,000 of principal who elects:

(a)                 a life only annuity

($20,000 * 6.19)/l,000 = $123.80 monthly income

(b)                 ten year certain and life annuity

($20,000 * 6.13)/l,000 = $122.60 monthly income

The interest rates used to calculate the annuity factors are adjusted as market interest rates fluctuate. The table provided was calculated assuming an interest rate of 6.05%.

		5 Year Certain	10 Year Certain	15 Year Certain	20 Year Certain
Age	Life Only	and Life	and Life	and Life	and Life

40	5.43	5.43	5.42	5.40	5.38
41	5.47	5.46	5.45	5.43	5.41
42	5.50	5.50	5.48	5.46	5.44
43	5.54	5.53	5.52	5.50	5.47
44	5.58	5.57	5.56	5.53	5.50
45	5.62	5.61	5.59	5.57	5.53
46	5.66	5.65	5.64	5.60	5.56
47	5.71	5.70	5.68	5.64	5.60
48	5.76	5.75	5.72	5.69	5.64
49	5.81	5.80	5.77	5.73	5.68
50	5.86	5.85	5.82	5.78	5.72
51	5.92	5.91	5.88	5.83	5.76
52	5.98	5.97	5.93	5.88	5.80
53	6.05	6.03	5.99	5.93	5.85
54	6.12	6.10	6.06	5.99	5.90

		5 Year Certain	10 Year Certain	15 Year Certain	20 Year Certain
Age	Life Only	and Life	and Life	and Life	and Life

55	6.19	6.18	6.13	6.05	5.95
56	6.27	6.25	6.20	6.11	6.00
57	6.36	6.34	6.27	6.18	6.05
58	6.45	6.42	6.35	6.25	6.11
59	6.54	6.52	6.44	6.32	6.16
60	6.65	6.62	6.53	6.39	6.22
61	6.76	6.73	6.63	6.47	6.28
62	6.88	6.84	6.73	6.56	6.33
63	7.01	6.96	6.84	6.64	6.39
64	7.15	7.10	6.95	6.73	6.45
65	7.30	7.24	7.07	6.82	6.51
66	7.46	7.39	7.20	6.91	6.56
67	7.63	7.55	7.33	7.01	6.62
68	7.81	7.72	7.47	7.10	6.67
69	8.01	7.90	7.62	7.20	6.72
70	8.22	8.10	7.77	7.29	6.77
71	8.46	8.32	7.93	7.39	6.81
72	8.71	8.54	8.09	7.48	6.85
73	8.98	8.79	8.26	7.58	6.89
74	9.28	9.05	8.44	7.66	6.92
75	9.60	9.32	8.62	7.75	6.94
76	9.95	9.62	8.80	7.83	6.97
77	10.32	9.93	8.98	7.90	6.99
78	10.73	10.26	9.16	7.97	7.01
79	11.17	10.61	9.34	8.03	7.02
80	11.65	10.97	9.51	8.08	7.03
81	12.17	11.35	9.67	8.13	7.04
82	12.73	11.75	9.83	8.17	7.05
83	13.33	12.16	9.98	8.20	7.05
84	13.98	12.58	10.11	8.23	7.06
85	14.68	13.00	10.24	8.25	7.06

Payments of a Specified Amount Settlement Options Illustration

Variable Group Universal Life

The beneficiary is entitled to receive payment of the insurance in a lump sum payment or in any one of the available settlement options. The guaranteed interest rate is based on [3%]. The current rate is subject to change at any time but never less than the guaranteed rate.

Monthly payments of a specified amount until the proceeds and interest are fully paid.

Securian Life Insurance Company • A Stock Company

400 Robert Street North • St Paul, Minnesota 55101-2098

VARIABLE GROUP UNIVERSAL LIFE INSURANCE